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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Accounting and actuarial experts" in the Prospectus and "Other Service Providers" in the Statement of Additional Information included in Post-Effective Amendment No. 19 to the Registration Statement (Form N-6, No. 33-64366) of John Hancock Variable Life Account S.

We also consent to the inclusion of our reports dated February 6, 2003 on the financial statements included in the Annual Report of the John Hancock Variable Life Account S and dated March 14, 2003 on the consolidated financial statements included in the Annual Report of the John Hancock Variable Life Insurance Company for the period ended December 31, 2002.

                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
July 1, 2003